EXHIBIT 4.3.1

                   PACIFIC LIFE AND ACCIDENT INSURANCE COMPANY

                               AMENDED AND REVISED
                             SURPLUS DEBENTURE NO. 7

$107,538,345.00                                                    June 13, 2000

FOR VALUE RECEIVED, Pacific Life and Accident Insurance Company, a Texas life insurance corporation ("Pacific"), subject to the terms, conditions, restrictions, and limitations contained herein, promises to pay to the order of Southwestern Financial Corporation, a Delaware Corporation ("Southwestern"), or to any subsequent holder hereof (the "Holder"), the principal sum of One Hundred Seven Million Five Hundred Thirty-Eight Thousand Three Hundred and Forty-Five Dollars ($107,538,345.00) together with interest on the unpaid balance thereof at a rate (the "Rate") equal to the greater of (i) ten percent (10%) per annum, or (ii) two hundred (200) basis points above the rate of the outstanding senior debt (if any) of PennCorp Financial Group, Inc. ("PFG"), Southwestern's ultimate parent. Each change in the rate of the outstanding senior debt of PFG that would cause a corresponding change in the calculation of the Rate, shall be effective as of the time and date of such change, without any notice to Pacific or further action by the Holder.

Interest on this Surplus Debenture will be payable each quarter on the day in which Pacific's financial statements are finalized for the prior quarter (each a "Payment Date") and continuing until the principal amount of this Surplus Debenture is paid in full. Both principal and interest on this Surplus Debenture will be due and payable in the following manner at the offices of Holder:

     1. On or before each Payment Date, Pacific will calculate the Surplus of Pacific (as hereinafter defined) as of the most recent date practicable, but in no event prior to the end of the immediately preceding calendar quarter (each such date being hereinafter referred to as a "Calculation Date").

     2. On each Payment Date, Pacific will pay the Holder the amount of accrued but unpaid interest on the unpaid principal balance of this Surplus Debenture to the extent the Surplus of Pacific exceeds $1.2 million as of the Calculation Date immediately prior to such Interest Payment Date.

     3. If, as of any Calculation Date, the Surplus of Pacific does not exceed $1.2 million by an amount sufficient to pay all accrued but unpaid interest on this Surplus Debenture, the remaining accrued but unpaid interest shall be payable on the next Payment Date to the extent the Surplus of Pacific exceeds $1.2 million as of the Calculation Date immediately prior to such next Payment Date.

     4. Pacific will pay principal payments to the Holder on a quarterly basis on the Payment Date in accordance with the principal amortization schedule attached hereto as Exhibit A, to the extent the Surplus of Pacific exceeds $1.2 million as of the most recent Calculation Date.
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     5.   If on a Payment  Date,  the  Surplus of Pacific  does not exceed  $1.2 million by an amount sufficient to pay the Holder the principal amount due, together with all accrued but unpaid interest on this Surplus Debenture, the remaining unpaid portion of such principal amount and such interest shall be payable thereafter at such time or from time to time as the Surplus of Pacific exceeds $1.2 million.

     6. For purposes of this Surplus Debenture, the term "Surplu of Pacific" shall mean the remainder obtained after subtracting the carrying value of the insurance subsidiaries of Pacific from the sum of:

          (a)  "common capital stock" of Pacific;

          (b)  "gross paid-in and contributed surplus" of Pacific;

          (c)  "unassigned surplus" of Pacific;

          (d)  "special surplus" of Pacific;

          (e) any amounts required to be carried as liabilities with respect to outstanding surplus debentures issued by Pacific; and

          (f) surplus evidenced by surplus debentures of Pacific which is not included in clauses (a)- (e) of this paragraph 6.

          The items listed in clauses (a)-(f) of this paragraph 6 will be calculated in accordance with the accounting practices required or permitted by the Texas Department of Insurance ("Texas Department") for inclusion in the Annual Statement of Pacific filed with the Texas Department as of December 31 of each year.

     7. The obligations of Pacific to pay this Surplus Debenture will not otherwise be or constitute a liability of Pacific or a claim against any of its assets except in the event of the liquidation of Pacific, and in no event will this Surplus Debenture be considered or treated as a current or fixed liability or obligation of Pacific under the Texas insurance laws and the regulations thereunder except to the extent that a payment of principal or interest becomes due and payable hereunder or to the extent otherwise required by Texas law.

     8. In the event of the liquidation of Pacific, this Surplus Debenture will become immediately due and payable and will be superior to and in preference of the rights and claims of the shareholders of Pacific; provided, however, that to the extent required by applicable law, all obligations, rights and claims hereunder are expressly subordinated to the claims of (a) policyholders, insureds, and the beneficiaries under insurance contracts or policies issued by Pacific, and (b) any supervisor, conservator or receiver of Pacific appointed by the Commissioner of Insurance of the State of Texas.


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     9.   All  payments  made  hereunder  will be credited  first to accrued but unpaid interest, if any, and the balance of such payment will be credited to the principal amount hereof.

     10. As a condition to the consolidation or merger of Pacific into another corporation or the sale of all or substantially all of Pacific's assets to any other corporation, the corporation into which Pacific is consolidated or merged or to which the assets of Pacific are transferred shall unconditionally assume the liability of Pacific hereunder.

     11. By acceptance and as part of the consideration for the issuance hereof, the Holder expressly acknowledges that it has been informed and has knowledge that this Surplus Debenture has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and that Pacific has issued this Surplus Debenture for investment purposes and not with a view toward a public distribution thereof and that this Surplus Debenture may not be sold or otherwise transferred in the absence of an effective registration statement with respect hereto or an exemption from registration under the Securities Act of 1933, as amended, or any other applicable securities laws.

     12. If this Surplus Debenture is collected through judicial proceedings, Pacific agrees, subject to conditions and restrictions contained herein, to pay all reasonable legal fees and disbursements incurred by the Holder in connection with such collection.

     13. This Surplus Debenture may be prepaid in whole or in par at any time or from time to time without premium or penalty to the extent that the Surplus of Pacific exceeds $1.2 million on the most recent Calculation Date before the date of any proposed prepayment.

     14. This Surplus Debenture will be governed by and construed in accordance with the laws of the State of Texas.

     15. It being the intention of the parties hereto to conform strictly to the applicable usury laws of the State of Texas, all agreements between Pacific and Southwestern and any other Holder whether now or hereafter arising and whether written or oral, are here expressly limited so that in no event, whether by reason of acceleration of the maturity of any amount owed hereunder or otherwise, shall the amount paid or agreed to be paid to Southwestern or any other Holder for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount permissible under applicable law (the "Maximum Lawful Amount"). If fulfillment of any provision hereof, at the time performance of such provision shall be due, shall cause the amount of interest applicable to this Surplus Debenture to exceed the Maximum Lawful Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the extent necessary to cause the amount of interest applicable to this Surplus Debenture not to exceed the Maximum Lawful Amount; and if the Holder of this Surplus Debenture shall ever receive anything of value deemed interest under applicable law that would cause the interest applicable to this Surplus Debenture to exceed the Maximum Lawful Rate, an amount equal to the portion of such interest in excess of the Maximum Lawful Rate shall be


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          applied to the reduction of the principal  amount owing  hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid principal amount hereof, such excess shall be promptly refunded to Pacific by the Holder hereof. All sums paid or agreed to be paid to the Holder of this Surplus Debenture for the use, forbearance or retention of the indebtedness of Pacific shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that interest on account of such indebtedness is uniform throughout the full term thereof. The provisions of this paragraph shall control agreements between Pacific and the holder of this Surplus Debenture.

     16. Southwestern may assign its rights hereunder to any person or entity without the consent of Pacific. This Surplus Debenture will inure to the benefit of Pacific and its successors and assignees. Notwithstanding the above, this Surplus Debenture is registered as to both principal and any stated interest with Pacific and transfer of the Surplus Debenture may be effected either by surrender of the old instrument and the reissuance by Pacific of a new instrument to the new Holder or the written acknowledgment by Pacific of the transfer of the Surplus Debenture to the new Holder. No transfer of any ownership interest in this Surplus Debenture shall be made unless such transfer is permitted under Texas insurance law and Pacific and Southwestern shall comply with all regulatory and legal limitations and
          requirements   in  connection   with  any  transfer  of  this  Surplus
          Debenture.

     17. The occurrence of any one or more of the following event shall constitute an Event in Default (herein so called) hereunder:

          (1) Pacific shall fail to make any payment of interest on this Surplus Debenture when due and payable or declared due and payable, and such failure shall have remained unremedied for a period of five (5) days.

          (2) Pacific shall fail to make any payment of principal of this Surplus Debenture when due and payable or declared due and payable.

          (3) Pacific shall (i) be the subject of a petition seeking relief under any state liquidation, rehabilitation, conservation, or supervision law or other similar state or federal laws, or any delinquency proceeding or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of any substantial part of its properties, (ii) fail generally to pay its debts as such debts become due, or (iii) take any corporate action in furtherance of any such action.

          If, at any time, any Event of Default has occurred and is continuing, the Holder hereof may, without further action, declare the entire principal amount under this Surplus Debenture to be due and payable, and such principal amount, together with all accrued but unpaid interest hereon, shall be paid to the holder hereof by Pacific to the extent the Surplus of Pacific exceeds $1.2 million on the date of such declaration by the Holder hereof or at any time thereafter.


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     18.  To the extent  required  by Texas law,  Pacific  will notify the Texas
          Department of the payment of principal and interest under this Surplus Debenture. Pacific will take all actions reasonably necessary to maintain the enforceability of this Surplus Debenture.

IN WITNESS WHEREOF, Pacific has caused this Surplus Debenture to be duly executed as of June 13, 2000.

                                PACIFIC LIFE AND ACCIDENT
                                INSURANCE COMPANY

                                By:    /s/David A. Commons
                                       -------------------
                                Name:  David A. Commons
                                Title: Vice President - Financial Reporting